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                                                 Exhibit 99


REPORT OF INDEPENDENT AUDITORS TO MEMBERS OF WELLMAN INTERNATIONAL
LIMITED

We have audited the accompanying consolidated balance sheets of Wellman International Limited and subsidiary at 31 December 1993 and 1992, and the related consolidated profit and loss accounts, retained earnings, and changes in financial position for each of the three years in the period ended 31 December 1993, all expressed in Irish pounds (not presented separately herewith). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on test basis, evidence supporting the amounts and enclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, expressed in Irish pounds, present fairly, in all material respects, the consolidated financial position of Wellman International Limited and subsidiary at 31 December 1993 and 1992, and the consolidated results of operations and changes in financial position for each of the three years in the period ended 31 December 1993 in conformity with accounting principles generally accepted in the United States of America.

                                     /s/KPMG Stokes Kennedy Crowley

KPMG Stokes Kennedy Crowley
Chartered Accountants
Registered Auditors

Dublin, Ireland
17 February 1994